Exhibit 99.1

February 28, 2019
BIOHAVEN PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL AND RECENT BUSINESS RESULTS
•Positioned to submit New Drug Applications (NDA) for rimegepant Zydis ODT and tablet formulations for the acute treatment of migraine in 2Q2019
•Anticipate completion of Phase 3 trial of rimegepant preventive treatment of migraine trial in 2Q2019
•Intend to initiate Phase 2/3 trial of Biohaven’s third-generation CGRP-receptor antagonist, BHV-3500, intranasal administration for acute treatment of migraine in 1Q2019
•Achieved strong progress across Biohaven’s two other/additional late-stage small molecule platforms:
◦In the glutamate modulation platform, began three Phase 2/3 trials of troriluzole for generalized anxiety disorder (GAD), obsessive-compulsive disorder (OCD) and Alzheimer’s disease; intend to initiate Phase 3 trial of troriluzole for spinocerebellar ataxia (SCA) in 2Q2019; and FDA accepted Nurtec™ (sublingual BHV-0223) 505(b)(2) NDA filing with a July 2019 PDUFA date
◦In the myeloperoxidase (MPO) inhibition platform, intend to initiate a Phase 3 trial of verdiperstat in multiple system atrophy (MSA) in 3Q2019
•Well-capitalized to continue driving progress with cash reach extending into 4Q2020.

New Haven, Connecticut (NYSE: BHVN) February 28, 2019 – Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN), a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting central nervous system diseases, including rare neurological disorders, today reported financial results for the fourth quarter and year ended December 31, 2018 and provided a review of recent accomplishments and anticipated upcoming milestones.

"In 2018, we achieved significant progress across our entire large late-stage portfolio of product candidates, led by the positive results from three pivotal Phase 3 trials and a long-term safety study of rimegepant,” said Vlad Coric, M.D, Chief Executive Officer of Biohaven. “Our team is now focused on submitting the NDAs for rimegepant Zydis ODT and tablet formulations for the acute treatment of migraine in the second quarter of 2019 and furthering the development of rimegepant for the preventive treatment of migraine. Further, we continue to rapidly advance two novel small-molecule platforms with the initiation of Phase 2/3 trials in GAD, OCD and Alzheimer’s disease, as well as our planned Phase 3 trial of verdiperstat in MSA. Finally, we raised approximately $349M last year to support development and commercialization preparation activities into the fourth quarter of 2020.”

Full Year and Recent Business Highlights
CGRP Receptor Antagonist Platform - Milestones and Next Steps
Positive Phase 3 results with rimegepant Zydis ODT showing rapid onset and durability of efficacy – In December 2018, Biohaven announced positive topline results from a randomized, double-blind, placebo-controlled, Phase 3 clinical trial evaluating the efficacy and safety of its Zydis Orally Dissolving Tablet (ODT) formulation of rimegepant. In Study 303, rimegepant Zydis ODT was statistically superior to placebo on the two co-primary endpoints as well as the first 21 consecutive primary and secondary outcome measures that were pre-specified in hierarchical testing. Patients treated with the rimegepant Zydis ODT formulation began to numerically separate from placebo on pain relief as early as 15 minutes, and this difference was statistically significant at 60 minutes (p = 0.0314). Additionally, a significantly greater percentage of patients treated with rimegepant Zydis ODT returned to normal functioning by 60 minutes as compared to placebo (p = 0.0025). Lasting clinical benefit was observed through 48 hours after a single dose of rimegepant on freedom from pain (p < 0.0001), pain relief (p < 0.0001), freedom from the most bothersome symptom (p = 0.0018), and freedom from functional disability (p < 0.0001). Superiority over placebo was also demonstrated in multiple other secondary endpoints. The vast majority of patients treated with rimegepant Zydis ODT (85%) did not use any rescue medications.

Positive initial results from ongoing Rimegepant long-term safety study – In December 2018, Biohaven announced initial positive results from its ongoing long-term, open-label safety study of rimegepant for the acute treatment of migraine. Over 91,000 doses of rimegepant 75 mg were administered across 1,780 patients with migraine. The safety and tolerability profile of rimegepant with up to one year of dosing in patients with migraine was consistent with previous Phase 1-3 clinical experience. No liver safety signal was detected, including a subset of patients with near-daily dosing (≥15 doses/month), as assessed by an external independent panel of liver experts.

Reported data from two positive Phase 3 clinical trials with rimegepant in the acute treatment of migraine – In March 2018, the Company announced successful achievement of both co-primary regulatory endpoints along with key secondary outcome measures in two pivotal Phase 3 trials of rimegepant, an oral calcitonin gene-related peptide (CGRP) receptor antagonist for the acute treatment of migraine. In each trial, rimegepant 75mg met the co-primary efficacy endpoints of superiority to placebo at two hours post-dose on the measures of pain freedom and freedom from the most bothersome symptom. In both trials, rimegepant demonstrated a safety and tolerability profile similar to placebo, including on liver function tests.

In June 2018, the Company presented expanded data from its two randomized Phase 3 clinical trials of rimegepant at the American Headache Society Annual Scientific Meeting. The data showed that a single-dose of rimegepant 75mg provides lasting relief from pain and associated symptoms of migraine as well as a demonstrable impact on return to normal functioning and relief of disability from migraine throughout the 48-hour period post-dosing (without the need for an additional dose or taking other rescue medications).

First patient enrolled in Phase 3 preventive treatment of migraine trial – In November 2018, Biohaven enrolled its first patient in a Phase 3 preventive treatment of migraine trial with rimegepant, its lead oral CGRP receptor antagonist product candidate. Enrollment is expected to be completed in this Phase 3 preventive treatment trial for migraine in 2Q2019.

NMPA acceptance of IND filing for rimegepant in China – In January 2019, Biohaven and its wholly-owned subsidiary, BioShin, announced that the National Medical Products Administration ("NMPA") (formerly, the China FDA) has accepted the investigational new drug (IND) application for rimegepant for the treatment of migraine. Biohaven had previously announced the formation of BioShin in November of 2018; the subsidiary was established to develop and potentially commercialize Biohaven’s late-stage migraine and neurological disorder product development portfolio in China and other Asia-Pacific markets.

Planned Phase 2 trial of rimegepant in trigeminal neuralgia – Biohaven plans on initiating a Phase 2 proof of concept trial in 2Q2019 to evaluate the safety and efficacy of rimegepant in patients with treatment refractory trigeminal neuralgia at the Johns Hopkins University School of Medicine.

Achieved targeted therapeutic exposures of BHV-3500, the first CGRP receptor antagonist to be administered in intranasal formulation – In February 2019, Biohaven announced that administration of intranasal BHV-3500 in a Phase 1 clinical trial had achieved targeted therapeutic exposures and that the compound will advance into a Phase 2/3 trial to evaluate efficacy for the acute treatment of migraine. BHV-3500 is a novel, third generation CGRP receptor antagonist and Biohaven's second drug candidate from its NOJECTION™ migraine platform. The Company had previously reported first patient dosing in October of 2018. A Phase 2/3 clinical trial is expected to commence in 1Q2019.

Glutamate Modulation Platform - Milestones and Next Steps
Initiation of Phase 2/3 trial of troriluzole in generalized anxiety disorder (GAD) – In February 2019, the Company initiated enrollment started in a Phase 2/3 clinical trial assessing the efficacy and safety of troriluzole in GAD. Troriluzole is a third-generation tripeptide prodrug and new chemical entity that modulates glutamate, the most abundant excitatory neurotransmitter in the human body. Biohaven expects to enroll approximately 372 patients in this randomized, double-blind, placebo-controlled trial across approximately 50 sites in the United States. Enrollment of the GAD trial is expected to complete in 2019.

First patient enrolled in Phase 2/3 trial of troriluzole in mild-to-moderate Alzheimer's disease – In August 2018, the Company announced it enrolled the first patient in a Phase 2/3 clinical trial of troriluzole following acceptance in July of the IND for troriluzole for the treatment of Alzheimer's disease from the FDA. The trial is being conducted in collaboration with the Alzheimer's Disease Cooperative Study. An interim futility analysis will be conducted when the first 100 patients complete six months of dosing, by the end of 4Q2019.

Continued enrollment in Phase 2/3 trial of troriluzole in OCD – In 2018, Biohaven continued enrollment in its pivotal trial of troriluzole in the treatment of OCD. Biohaven expects to enroll approximately 226 patients in this randomized, double-blind, placebo-controlled trial across approximately 45 sites in the United States. Researchers are evaluating acute symptomatic treatment with troriluzole as adjunctive treatment in patients who are experiencing an inadequate response to their current standard of care medication for OCD. The primary outcome measure is the change in a patient's score on the Yale-Brown Obsessive Compulsive Scale, a scale designed to assess the severity and type of symptoms in patients with OCD. Enrollment is expected to complete in 4Q2019.

Anticipate Phase 3 trial of troriluzole in spinocerebellar ataxia (SCA) to commence in 2Q2019 – The 96-week extension phase of the Company’s Phase 2/3 trial of troriluzole in SCA is ongoing. Based on the totality of data and post-hoc analyses, the Company believes that troriluzole may offer therapeutic benefit to patients with SCA. The Company is planning to commence a Phase 3 trial to further evaluate the efficacy of troriluzole in SCA in 2Q2019. This second trial will incorporate study design modifications based upon the Company's post-hoc analyses including: utilization of a modified SARA scale; enrichment of study population with particular genotypes; enhanced rater training procedures; more flexible dosing; and extension of evaluation of primary and secondary endpoints to 1 year. In February 2019, the FDA provided definitive guidance on an acceptable modification of the FDA Scale for Assessment and Rating of Ataxia (SARA), for use as a registrational endpoint.

First patient dosed with BHV-5000 – In January 2018, the Company announced commencement of enrollment in an IND opening study evaluating single and multiple doses of a single-dose formulation of BHV-5000. The compound is being developed as a potential treatment for symptoms associated with Rett syndrome and other neuropsychiatric disorders. The Company completed a Phase 1 trial with BHV-5000 in 2018 and is awaiting results of further toxicology studies before advancing to later stage trials.

FDA acceptance of 505(b)(2) NDA filing for BHV-0223 in ALS – In November 2018, Biohaven announced that its 505(b)(2) new drug application (NDA) for Nurtec™ (BHV-0223), an investigational sublingual form of riluzole for the treatment of people living with amyotrophic lateral sclerosis (ALS), was accepted for review by the FDA. Biohaven previously announced that the FDA granted orphan drug designation for Nurtec in ALS. Nurtec is a novel, lower dose formulation of riluzole designed to be placed under the tongue where it dissolves in seconds and is absorbed sublingually. If approved, Nurtec would become the only formulation of riluzole that does not require swallowing tablets or liquids, offering an important delivery alternative for the standard-of-care treatment of ALS.

Myeloperoxidase Inhibition Platform - Milestones and Next Steps
Verdiperstat receives orphan drug designation from FDA for MSA – In February 2019, Biohaven announced receipt of orphan drug designation from the FDA for its product candidate verdiperstat (previously BHV-3241), a novel myeloperoxidase (MPO) inhibitor, for the treatment of multiple system atrophy (MSA). Verdiperstat is a potential first-in-class, oral, brain-penetrant, irreversible inhibitor of MPO, an enzyme that acts as a key driver of pathological oxidative stress and inflammation in the brain. Verdiperstat completed Phase 1 clinical trials at doses up to 900mg twice a day and preliminary results from a Phase 2a trial in patients with MSA showed numerical improvements on the change from baseline Unified MSA Rating Scale. MSA is a rare, rapidly progressive and fatal neurodegenerative disease with no cure or effective treatments. The Company expects to start the Phase 3 trial in 3Q2019.

The Company had previously reported receipt of the FDA’s acceptance of the IND for verdiperstat in January 2019. The FDA May Proceed Letter was received following Biohaven's reactivation of the investigational new drug (IND) application initially filed by AstraZeneca prior to licensing the compound to Biohaven. The Company entered into an exclusive, worldwide license agreement with AstraZeneca for the development and commercialization rights to verdiperstat; AstraZeneca had progressed the drug candidate through Phase 2 clinical trials.

Financing Activities & Corporate Updates:
Raised $144M in secondary offering – In December 2018, Biohaven announced closing of underwritten public offering of 3,859,060 common shares, including full exercise of underwriters’ option to purchase additional shares, at a price of $37.25 per share.

Announced $150 million transaction with Royalty Pharma – In June 2018, Biohaven announced that it sold low single-digit, tiered, sales-based participation rights on future global net sales of products containing rimegepant, BHV-3500 and certain derivative compounds to Royalty Pharma for $100 million. Royalty Pharma also purchased 1,111,111 common shares at a purchase price of $45 per share for $50 million.

Royalty buyback with Bristol-Myers Squibb (BMS) – In March 2018, the Company announced a restructuring of its global license agreement with Bristol-Myers Squibb for Biohaven's small molecule CGRP receptor antagonist platform (BMS Amendment). As part of the restructuring, Biohaven paid BMS an upfront payment of $50 million in return for a low single digit reduction in royalties payable on net sales of rimegepant and a mid-single digit reduction in royalties payable on net sales of BHV-3500. The restructuring also removed BMS's right of first negotiation and clarified that antibodies targeting CGRP are not prohibited as competitive compounds under the non-competition clause of the agreement, thereby permitting Biohaven the flexibility to potentially license rimegepant or BHV-3500 to a company with a CGRP antibody program.

Participated in Kleo Pharmaceuticals’ Series B funding – In November 2018, the Company participated in Kleo Pharmaceuticals’ Series B funding raise. The Company purchased 1,420,818 shares and now owns approximately 42% of Kleo Pharmaceuticals, Inc. (Kleo). Kleo is a privately held, preclinical-stage company developing small molecule immunotherapies that emulate biologics to fight cancers and infectious diseases.

License agreement with the University of Connecticut – In October 2018, the Company signed an exclusive, worldwide option and license agreement with the University of Connecticut for the development and commercialization rights to UC1MT, a therapeutic antibody targeting extracellular metallothionein. Under this agreement, Biohaven has the option to acquire an exclusive, worldwide license to UC1MT and its underlying patents to develop and commercialize throughout the world in all human indications.

Key commercial expertise added to Board of Directors – In September 2018, Robert (Bob) Repella RPh, BSc Pharmacy, MBA was appointed as the seventh member of Biohaven's Board of Directors. Mr. Repella has held executive management and commercial roles at a number of companies including CSL Behring, Wyeth Pharmaceuticals, Inc., Cephalon Inc., and Johnson & Johnson; most recently served as President and CEO and board member of Harmony Biosciences, LLC.

Upcoming Milestones:
Biohaven is progressing its product candidates through clinical programs in a number of common and rare disorders. The Company expects to reach significant pipeline milestones with its CGRP receptor antagonists, glutamate modulators and myeloperoxidase inhibitors in 2019.

In its CGRP receptor antagonist platform, the Company expects to:
•Submit NDAs for rimegepant Zydis ODT and tablet formulations for the acute treatment of migraine to the FDA in 2Q2019, having previously announced positive data from its three pivotal Phase 3 trials and ongoing long-term safety study.
•Report Phase 3 topline data for rimegepant in preventive treatment of migraine in 4Q2019.
•Initiate a Phase 2 proof of concept trial in 2Q2019 to evaluate the safety and efficacy of rimegepant in patients with treatment refractory trigeminal neuralgia.
•Report results from the regularly scheduled dosing cohort in the rimegepant long-term safety study.
•Commence a Phase 2/3 trial for intranasal BHV-3500 in acute treatment of migraine in 1Q2019.

In its glutamate modulation platform, the Company expects to:
•Complete enrollment in Phase 2/3 trial of troriluzole in Alzheimer's disease in 4Q2019.
•Complete enrollment in Phase 2/3 trial with troriluzole in obsessive-compulsive disorder in 4Q2019.
•Complete enrollment in Phase 2/3 trial of troriluzole in generalized anxiety disorder in 4Q2019.
•Commence Phase 3 trial of troriluzole in spinocerebellar ataxia in 2Q2019.
•Announce PDUFA decision on Nurtec™ NDA for treatment of amyotrophic lateral sclerosis via 505(b)(2) in 3Q2019
In its MPO inhibition platform, the Company expects to:
•Initiate a Phase 3 clinical trial for the treatment of MSA, a rare, rapidly progressive and fatal neuroinflammatory disease with no cure or effective treatments, in 3Q2019.

Financial Results for the Year Ended December 31, 2018
Cash Position – Cash as of December 31, 2018, was $264.2 million. The Company expects that its cash as of December 31, 2018, will be sufficient to fund operating expenses, financial commitments and other cash requirements into 4Q2020.

Research and Development (R&D) Expenses – Including a one-time $50.0 million upfront payment for the BMS royalty buyback, research and development expenses were $190.0 million for the year ended December 31, 2018, compared to $89.4 million for the year ended December 31, 2017. The additional increase of $50.6 million represents ongoing development spending including $27.6 million in direct costs for our rimegepant program, $5.6 million in personnel costs, $5.5 million in direct costs for our BHV-3500 program, $2.2 million in direct costs for our BHV-0223 program and $9.3 million in unallocated external costs.

The increases in direct costs for our rimegepant and BHV-0223 programs were primarily due to an increase in the number of clinical trials, including a third pivotal Phase 3 trial with rimegepant Zydis ODT and initiation of a preventive treatment of migraine trial. The increase in costs for BHV-3500 was primarily a result of further clinical development and timeline advancement of the programs compared to the prior period.

The increase in personnel costs of $5.6 million was primarily a result of hiring additional research and development personnel. Our headcount in research and development increased to 41 as of December 31, 2018, compared to 29 as of December 31, 2017. Non-cash, share-based compensation expense, included in personnel-related costs, was $8.4 million for the year ended December 31, 2018 compared to $6.9 million for the year ended December 31, 2017, an increase of $1.4 million.

General and Administrative (G&A) Expenses – General and administrative expenses were $34.6 million for the year ended December 31, 2018, compared to $18.1 million for the year ended December 31, 2017.

The increase of $16.5 million was primarily due to increases in personnel-related costs, including non-cash share-based compensation, preparation for commercialization activities, professional fees including legal, patent, consulting, accounting and audit services, and additional costs to comply with requirements of operating as a public company. Our headcount, excluding research and development personnel, increased to 22 as of December 31, 2018 compared to 13 as of December 31, 2017. Non-cash, share-based compensation expense, included in personnel-related costs, was $8.6 million for the year ended December 31, 2018, an increase of $2.3 million as compared to the same period in 2017.

Net Loss – The Company reported a net loss attributable to common shareholders for the year ended December 31, 2018, of $240.9 million, or $6.15 per share, compared to $139.2 million, or $5.00 per share for the year ended December 31, 2017.

About Biohaven
Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, Rutgers, ALS Biopharma LLC and Massachusetts General Hospital. Currently, Biohaven’s lead development programs include multiple compounds across its CGRP receptor antagonist, glutamate modulation, and MPO inhibition platforms. The Company’s common shares are listed on the New York Stock Exchange and traded under the ticker symbol BHVN. More information about Biohaven is available at www.biohavenpharma.com.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company’s management. All statements, other than statements of historical facts, included in this press release, including statements regarding the expected commencement and completion of clinical trials, the anticipated timing of availability of data from those trials, the timing of expected regulatory submissions and approvals, the efficacy and safety profiles of the Company’s product candidates and their expected benefits compared to other treatment options, and other statements regarding the Company’s plans and objectives, expectations and assumptions of management are forward-looking statements. The use of certain words, including the words "expect," "anticipate," "will," "potential," "plan," "might" and similar expressions are intended to identify forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by the forward-looking statements including risks and uncertainties related to the timing of initiating, enrolling and completing clinical trials; the commencement or completion of enrollment in any clinical trial does not guarantee the continuation or successful outcome of the trial, or the acceptance by the FDA of a regulatory package for the drug candidate being tested; the submission of an IND does not guarantee that the FDA will permit clinical trials to begin; and those factors described in the "Risk Factors" section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 28, 2019. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating expenses:
Research and development	$37,958	$22,686	$189,951	$89,441
General and administrative	10,108	5,614	34,603	18,141
Total operating expenses	48,066	28,300	224,554	107,582
Loss from operations	(48,066)	(28,300)	(224,554)	(107,582)
Other income (expense):
Interest expense	(5)	—	(38)	(906)
Non-cash interest expense on liability related to sale of future royalties	(5,592)	—	(11,726)	—
Change in fair value of warrant liability	—	2,268	(1,182)	(3,241)
Change in fair value of derivative liability	—	—	—	512
Change in fair value of contingent equity liability	—	—	—	(13,082)
Loss from equity method investment	(742)	(681)	(2,808)	(1,885)
Other	(151)	(10)	(147)	—
Total other expense, net	(6,490)	1,577	(15,901)	(18,602)
Loss before provision for income taxes	$(54,556)	$(26,723)	$(240,455)	$(126,184)
Provision for income taxes	194	359	467	1,006
Net loss and comprehensive loss	(54,750)	(27,082)	(240,922)	(127,190)
Accretion of beneficial conversion feature on Series A preferred shares	—	—	—	(12,006)
Net loss attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd.	$(54,750)	$(27,082)	$(240,922)	$(139,196)
Net loss per share attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(1.34)	$(0.75)	$(6.15)	$(5.00)
Weighted average common shares outstanding—basic and diluted	40,938,709	35,984,111	39,188,458	27,845,576

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash	$264,249	$131,468
Prepaid expenses and other current assets	8,090	5,197
Total current assets	272,339	136,665
Property and equipment, net	6,248	2,344
Equity method investment	11,414	7,847
Other assets	11	32
Total assets	$290,012	$146,888
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$10,752	$4,721
Accrued expenses	8,782	4,708
Total current liabilities	19,534	9,429
Liability related to sale of future royalties, net	117,515	—
Warrant liability	—	4,021
Other long-term liabilities	2,043	1,467
Total liabilities	$139,092	$14,917
Total shareholders’ equity	$150,920	$131,971
Total liabilities and shareholders’ equity	$290,012	$146,888

For further information, contact Dr. Vlad Coric, Chief Executive Officer, at Vlad.Coric@biohavenpharma.com